UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2026

Mach Natural Resources LP

(Exact name of registrant as specified in its charter)

Delaware	001-41849	93-1757616
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14201 Wireless Way, Suite 300, Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip Code)

(405) 252-8100

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	MNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

On May 22, 2026, Mach Natural Resources LP. (the “Company”) entered into an equity distribution agreement (the “Equity Distribution Agreement”) by and among the Company, Mach Natural Resources GP LLC, the general partner of the Company, and Morgan Stanley & Co. LLC, as sales agent (the “Agent”). Pursuant to the Equity Distribution Agreement, the Company may issue and sell, from time to time, the Company’s common units representing limited partner interests in the Company (“Common Units”), having an aggregate offering price of up to $100,000,000 (the “Units”) through the Agent.

Under the Equity Distribution Agreement, the Company will set the parameters for the sale of the Units, including the number of Units to be sold, the time period during which sales are requested to be made and any price below which sales may not be made. Subject to the terms and conditions of the Equity Distribution Agreement and such parameters, the Agent may sell the Units by any method deemed to be an “at the market offering” as defined by Rule 415 under the Securities Act of 1933, as amended, (the "Securities Act") including sales made directly on or through the New York Stock Exchange. The Agent may also sell Units in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or any other method permitted by law, subject to the prior written consent of the Company. In conducting such sales activities, the Agent will use its commercially reasonable efforts, and there is no assurance that the Agent will be successful in selling any Units. The Company will pay the Agent a commission equal to 2.5% of the gross sales price of any Units sold. The Company will also reimburse the Agent for certain expenses incurred in connection with the Equity Distribution Agreement, and the Company has provided the Agent with customary indemnification and contribution rights.

The Company has no obligation to sell any Units under the Equity Distribution Agreement. Subject to the terms of the Equity Distribution Agreement, the Company or the Agent may at any time suspend sales pursuant to the Equity Distribution Agreement or terminate the Equity Distribution Agreement. The Equity Distribution Agreement may be terminated by the Company or by the Agent at any time.

Any sale of Units pursuant to the Equity Distribution Agreement will be made pursuant to each of (i) the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on November 27, 2024 and declared effective on December 9, 2024 (File No. 333-283511), and (ii) the Registration Statement on Form S-3 filed with the Commission on September 22, 2025 and declared effective on September 30, 2025 (File No. 333- 290448). The Company filed a prospectus supplement with the Commission on May 22, 2026 in connection with the offer and sale of the Units pursuant to the Equity Distribution Agreement. A copy of the legal opinion of Kirkland & Ellis LLP relating to the validity of the Units is attached hereto as Exhibit 5.1 and is incorporated herein by reference.

The foregoing description of the Equity Distribution Agreement is not complete and is qualified in its entirety by reference to the Equity Distribution Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated by reference herein.

The Equity Distribution Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Company intends to use the net proceeds, if any, to repay term loan borrowings under the Company’s senior secured revolving credit agreement, dated February 27, 2025, among the Company, the lenders party thereto and Truist Bank as administrative agent, and otherwise for general partnership purposes, which may include financing capital expenditures, acquisitions, investments or other business opportunities and the repaying or refinancing of outstanding indebtedness.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any Common Units, nor shall there be any sale of Common Units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Equity Distribution Agreement, dated May 22, 2026, by and between Mach Natural Resources LP, Mach Natural Resources GP LLC and Morgan Stanley & Co. LLC, as sales agent.
5.1	Opinion of Kirkland & Ellis LLP.
8.1	Opinion of Kirkland & Ellis LLP relating to tax matters.
23.1	Consent of Kirkland & Ellis LLP (included in its opinion filed as Exhibit 5.1).
23.2	Consent of Kirkland & Ellis LLP (included in its opinion filed as Exhibit 8.1).
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2026	Mach Natural Resources LP

	By:	Mach Natural Resources GP LLC,
its general partner

	By:	/s/ Tom L. Ward
		Name:	Tom L. Ward
		Title:	Chief Executive Officer

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